FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98204

Contact: John J. Dickson
Frontier Financial Corporation
President and CEO
425-514-0700

Lyle E. Ryan
Frontier Bank
President and CBO
425-514-0700

NEWS RELEASE

For release April 22, 2008, 5:30 A.M. PDT

FRONTIER FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER 2008 EARNINGS RESULTS

EVERETT, WASHINGTON – April 22, 2008 – Frontier Financial Corporation (NASDAQ: FTBK) today announced earnings for the first quarter 2008.  First quarter 2008 net income decreased $2.0 million, or 11.5%, to $15.5 million, compared to net income of $17.5 million for the first quarter 2007.   This was a result of an increase in net interest income of $4.7 million and a $2.3 million gain on sale of securities, offset by a $7.5 million increase in the provision for loan losses. On a diluted per share basis, first quarter net income for 2008 was $0.33 per share, compared to $0.38 per share for the first quarter 2007.

John J. Dickson, President and CEO of Frontier Financial Corporation, said, “First quarter earnings were impacted by net interest margin pressure created by the unprecedented drop in rates by the Federal Reserve.  This was magnified by the large portion of variable rate loans with floors, which matured or renewed in the first quarter, resulting in loans repricing downward.”

For the quarter ended March 31, 2008, gross loans, including loans held for resale, increased $698.7 million, or 23.1%, compared to the quarter ended March 31, 2007.  On a linked quarter basis, loans increased $104.8 million, or 2.9%.  New loan originations for the first quarter 2008, were $287.1 million, compared to $489.6 million for the first quarter 2007, representing a 41.4% decrease.  On a linked quarter basis, first quarter 2008 new loan originations were up $32.4 million, or 12.7%

Lyle E. Ryan, President of Frontier Bank, stated, “We were pleased with our diversified loan growth, despite the softer housing markets.  This growth is indicative of the strength of the overall economy and low unemployment in the Puget Sound Region.  Our loan growth for the first quarter of 2008 was more evenly balanced over all product lines compared to prior periods.”

1st Quarter Highlights

•	Nonperforming assets increased to 0.97% of total assets at March 31, 2008, compared to 0.53% at December 31, 2007 and 0.35% at March 31, 2007.
•	Provision for loan losses of $9.0 million for the first quarter 2008, compared to $1.5 million for the first quarter 2007. Net charge-offs for the first quarter 2008 were $3.0 million.
•	First quarter earnings of $15.5 million, down $2.0 million, or 11.5%, from the first quarter 2007 earnings of $17.5 million.
•	Fully diluted first quarter earnings per share of $0.33, compared to $0.38 for the first quarter 2007.
•	Annualized tax equivalent net interest margin of 5.01% for the first quarter 2008, compared to 5.59% a year ago.
•	Efficiency ratio continues as one of the industry's best at 42% for the first quarter 2008 and 38% for the first quarter 2007.
•	Annualized return on average equity of 13.36% for the first quarter 2008, down from 17.80% for the first quarter 2007.
•	Annualized return on average assets of 1.55% for the first quarter 2008, compared to 2.15% for the first quarter 2007.
•	Increased first quarter 2008 cash dividend to $0.175 per share, an increase of 12.9% over the first quarter 2007 cash dividend of $0.155 per share.

Asset Quality

As of March 31, 2008, nonperforming assets were 0.97% of total assets, compared to 0.53% at December 31, 2007, and 0.35% at March 31, 2007.  Nonaccruing loans were $38.8 million at March 31, 2008, up from $20.9 million at December 31, 2007, and up from $11.7 million at March 31, 2007.  The ratio of loans past due over 30 days was 1.67% of total loans at March 31, 2008, compared to 0.91% at December 31, 2007, and 0.54% at March 31, 2007.  “While we experienced an increase in our nonperforming assets and delinquency ratios at quarter-end, we believe our strong underwriting, adequate loan loss reserve and experienced management team will continue to see us through this credit cycle,” said Rob Robinson, Chief Credit Officer of Frontier Bank.

During the first quarter of 2008, we provided $9.0 million for loan losses as compared to $6.0 million for the fourth quarter of 2007, and $1.5 million for the first quarter of 2007.  The total allowance for loan losses was $60.3 million, or 1.62%, of total loans outstanding at March 31, 2008, compared to $54.0 million, or 1.49%, at December 31, 2007, and $41.8 million, or 1.38%, at March 31, 2007. The allowance for loan losses, including the reclassified allocation for undisbursed loans of $3.4 million, would amount to a total allowance of $63.7 million, or 1.71%, of total loans outstanding as of March 31, 2008.  For the quarter ended March 31, 2008, net loan charge-offs were $3.0 million, or 0.08%, of average loans.  This compares to net loan charge-offs of $593 thousand, or 0.02%, of average loans for the quarter ended December 31, 2007, and $33 thousand, or 0.001%, of average loans for the quarter ended March 31, 2007.  Robinson continued, “With the continued slowdown of the housing market, Management again determined it was prudent to increase the reserves for future potential loan losses and focus energy toward continued close monitoring and collection of our outstanding loans.  Our loan loss reserve is very strong at 1.71% of our total loans, including the reserve for undisbursed, and with a leverage ratio of 9.94%, our loan loss reserve and capital are higher than our peers and position us for future market uncertainties.”

Operating Results

Net interest income for the quarter ended March 31, 2008, was $47.4 million, an increase of $4.7 million, or 11.0%, compared to $42.7 million for the quarter ended March 31, 2007.  On a linked quarter basis, net interest income decreased $2.1 million, or 4.3%.  This decrease on a linked quarter basis is primarily attributable to three Federal Reserve rate reductions in the first quarter of 2008 totaling a 200 basis point decrease.

Our tax equivalent net interest margin was 5.01% for the quarter ended March 31, 2008, compared to 5.63% for the quarter ended December 31, 2007, and 5.59% for the quarter ended March 31, 2007.  At March 31, 2008, approximately 56.1% of our loans are variable rate (immediately repriceable) and 14.0% are adjustable rate, which reprice within three months to five years, depending on the index.   However, of the variable rate loans which are immediately repriceable, $1.9 billion, or 90.6%, had reached their floors at quarter end as a result of the rate cuts by the Federal Reserve Board.  The yield on earning assets decreased 85 basis points to 8.22% for the first quarter 2008, compared to 9.07% for the first quarter 2007.  For the same period, the cost of funds decreased 40 basis points to 3.87% from 4.27%.

During the first quarter of 2008, the Bank had $480 thousand of interest accruals reversed as a result of loans being placed in a nonaccrual status which lowered the tax equivalent net interest margin by 5 basis points.  Also contributing to the tax equivalent net interest margin compression was $767.5 million in variable rate loans that had matured or renewed during the first quarter of 2008, most of which had reached their floors.

Total noninterest income for the first quarter 2008, increased $2.9 million, or 85.0%, to $6.3 million compared to $3.4 million for the first quarter 2007.  The major component of this increase was the $2.3 million gain on sale of securities.  During the first quarter of 2008, we sold our interest in Skagit State Bank stock for a gain of $2.0 million.  In addition, we recorded a one time gain of $274 thousand related to the required liquidation in our stake in Visa, Inc., which went public in March 2008.  Service charges increased $250 thousand, or 23.3%, to $1.3 million for the first quarter 2008, compared to $1.1 million for the first quarter 2007.  Other noninterest income increased $396 thousand, up 21.3%, to $2.3 million for the first quarter 2008, compared to $1.9 million for the first quarter 2007, as a result of an increase in debit card and ATM fees.

Total noninterest expense increased $3.4 million, or 18.7%, to $21.5 million for the first quarter 2008, compared to $18.1 million for the first quarter 2007.  Salaries and benefits increased $2.3 million, or 19.2%, over the same period.  Of this increase, approximately 11.6% related to staff additions and 7.6% related to salary and incentive increases, including an additional $312 thousand related to FAS 123(R) stock-based compensation expense.  At March 31, 2008, full time equivalent (FTE) employees totaled 835, up from 748 at March 31, 2007.  Other noninterest expense increased $1.1 million, or 35.3%, to $4.4 million as of March 31, 2008, compared to $3.3 million as of March 31, 2007.  For the period, consulting fees increased $280 thousand, data processing fees increased $146 thousand, marketing expense increased $133 thousand, internet banking increased $65 thousand and telephone expense increased $52 thousand.  The majority of the increase to other noninterest expense can be attributed to branch expansion.  During the second half of 2007, we added six branches, including three branches acquired in the Bank of Salem merger, and one loan production office.

Balance Sheet and Capital Management

At March 31, 2008, total assets were $4.06 billion and deposits totaled $3.16 billion.  This compares to total assets of $4.00 billion and deposits of $2.94 billion at December 31, 2007, and total assets of $3.32 billion and deposits of $2.57 billion at March 31, 2007.  Net loans of $3.66 billion at March 31, 2008, reflect an increase of 2.8% from December 31, 2007, and an increase of 22.9% from March 31, 2007.

Shareowners’ equity was $467.9 million at March 31, 2008, up from $459.6 million at December 31, 2007, and $390.8 million at March 31, 2007.  Weighted average diluted shares for the first quarter 2008, were 47,098,645, compared to 44,871,141 for the fourth quarter 2007 and 45,624,490 for the first quarter 2007.

Dickson stated, “The previously announced second quarter 2008 cash dividend of $0.18 per share, an increase of 12.5% over the second quarter 2007, represents the 34th consecutive quarter of increased cash dividends was paid to shareowners on Monday, April 21, 2008.”  Frontier began paying cash dividends to shareowners in 1999.

Merger Activity

Our previously announced merger with Washington Banking Company (WBCO), and subsidiary, Whidbey Island Bank, is pending regulatory approval.

On November 30, 2007, we closed our merger with Bank of Salem. The linked quarter and annual growth comparisons include the impact of the Bank of Salem merger.

Certain amounts in prior years’ financial statements have been reclassified to conform to the 2008 presentation.  These classifications have not had an effect on previously reported income or total equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.

Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier’s 2007 Form 10-K.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except for shares and per share amounts)

	(Unaudited)
	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
INTEREST INCOME
Interest and fees on loans	$75,918	$77,914	$67,562	$294,099
Interest on federal funds sold	93	46	51	958
Interest on investments	1,489	1,444	910	4,615
Total interest income	77,500	79,404	68,523	299,672
INTEREST EXPENSE
Interest on deposits	25,725	25,601	21,724	97,080
Interest on borrowed funds	4,377	4,282	4,080	15,961
Total interest expense	30,102	29,883	25,804	113,041
Net interest income	47,398	49,521	42,719	186,631
PROVISION FOR LOAN LOSSES	9,000	6,000	1,450	11,400
Net interest income after provison for loan losses	38,398	43,521	41,269	175,231

NONINTEREST INCOME
Gain (loss) on sale of securities	2,324	-	-	(937)
Gain on sale of secondary mortgage loans	389	375	475	1,586
Gain on sale of premises and equipment	-	2	-	24
Gain on sale of other real estate owned	12	-	-	-
Service charges on deposit accounts	1,325	1,318	1,075	4,721
Other noninterest income	2,253	2,107	1,857	7,915
Total noninterest income	6,303	3,802	3,407	13,309

NONINTEREST EXPENSE
Salaries and employee benefits	13,993	12,891	11,741	48,297
Occupancy expense	2,590	2,543	2,646	9,956
State business taxes	551	565	500	2,066
FHLB prepayment penalty	-	-	-	1,534
Other noninterest expense	4,411	4,227	3,260	15,163
Total noninterest expense	21,545	20,226	18,147	77,016
INCOME BEFORE PROVISION
FOR INCOME TAXES	23,156	27,097	26,529	111,524
PROVISION FOR INCOME TAXES	7,655	9,080	9,006	37,586
NET INCOME	$15,501	$18,017	$17,523	$73,938
Weighted average number of
shares outstanding for the period	46,985,320	44,645,895	45,176,326	45,265,723
Basic earnings per share	$0.33	$0.40	$0.39	$1.63
Weighted average number of diluted shares
outstanding for period	47,098,645	44,871,141	45,624,490	45,601,066
Diluted earnings per share	$0.33	$0.40	$0.38	$1.62

Efficiency ratio	42%	37%	38%	37%
Return on average assets (annualized)	1.55%	1.95%	2.15%	2.13%
Return on average equity (annualized)	13.36%	17.21%	17.80%	18.76%
Net interest margin (annualized)	4.98%	5.59%	5.56%	5.63%
TE Effect	0.03%	0.04%	0.03%	0.04%
*TE Net interest margin (annualized)	5.01%	5.63%	5.59%	5.67%

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except for shares and per share amounts)

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
	2008	2007	2007
ASSETS
Cash and due from banks	$70,010	$99,102	$96,074
Federal funds sold	5	5	5,084
Securities
Available for sale, at fair value	124,862	131,378	104,470
Held to maturity, at amortized cost	3,742	3,743	3,599
Total securities	128,604	135,121	108,069

Loans held for resale	6,592	6,227	5,417
Loans	3,710,358	3,605,895	3,012,846
Allowance for loan losses	(60,277)	(53,995)	(41,755)
Net loans	3,656,673	3,558,127	2,976,508

Premises and equipment, net	50,831	47,293	31,218
Intangible assets	78,080	78,150	41,164
Federal Home Loan Bank (FHLB) stock	18,738	18,738	15,030
Bank owned life insurance	24,002	23,734	22,434
Other real estate owned	633	367	-
Other assets	35,249	35,052	27,352
Total assets	$4,062,825	$3,995,689	$3,322,933

LIABILITIES
Deposits
Noninterest bearing	$373,268	$390,526	$409,321
Interest bearing	2,789,879	2,552,710	2,160,420
Total deposits	3,163,147	2,943,236	2,569,741

Federal funds purchased and
securities sold under repurchase agreements	67,984	258,145	36,315
Federal Home Loan Bank advances	318,165	298,636	286,079
Junior subordinated debentures	5,156	5,156	5,156
Other liabilities	40,451	30,904	34,880
Total liabilities	3,594,903	3,536,077	2,932,171

SHAREOWNERS' EQUITY
Preferred stock, no par value; 10,000,000 shares authorized	-	-	-
Common stock, no par value; 100,000,000 shares authorized	253,824	252,016	185,558
Retained earnings	208,793	202,729	199,398
Accumulated other comprehensive income, net of tax	5,305	4,867	5,806
Total shareowners' equity	467,922	459,612	390,762
Total liabilities and shareowners' equity	$4,062,825	$3,995,689	$3,322,933

Shares outstanding at end of period	46,998,802	46,950,878	44,816,174

Book value	$9.96	$9.79	$8.72
Tangible book value	$8.29	$8.12	$7.80